Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
nCino, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity (3)	Common Stock, par value $0.0005 per share	Rule 457(c) and Rule 457(h)	5,571,206.00	$21.97	$122,399,395.82	0.0001102	$13,488.41
Equity (4)	Common Stock, par value $0.0005 per share	Rule 457(c) and Rule 457(h)	1,114,241.00	$21.97	$24,479,874.77	0.0001102	$2,697.68
Total Offering Amounts					$146,879,270.59		$16,186.09
Total Fee Offsets							$—
Net Fee Due							$16,186.09
(1)nCino, Inc., a Delaware corporation (the “Registrant”), is registering an aggregate of 5,571,206 shares of Common Stock that may be issued under the nCino, Inc. 2019 Amended and Restated Equity Incentive Plan (the “2019 Plan”) and 1,114,241 shares of Common Stock that may be issued under the nCino, Inc. Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on March 24, 2023.
(3)The number of shares of Common Stock available for issuance under the 2019 Plan is subject to an automatic annual increase on the first day each fiscal year, beginning with the fiscal year ending January 31, 2022, and continuing until (and including) the fiscal year ending January 31, 2031, with such annual increase equal to the lesser of (i) 5% of the number of shares of Common Stock issued and outstanding on January 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board. Accordingly, the number of shares of Common Stock available for issuance under the 2019 Plan was automatically increased by 5,571,206 shares, effective February 1, 2023, which is equal to 5% of the total number of shares of Common Stock outstanding as of January 31, 2023.
(4)The number of shares of Common Stock available for issuance under the ESPP is subject to an automatic annual increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022, and continuing until (and including) the fiscal year ending January 31, 2031, with such annual increase equal to the lesser of (i) 1,800,000 Shares, (ii) 1% of the number of Shares issued and outstanding on January 31 of the immediately preceding fiscal year, and (iii) an amount determined by the Board. Accordingly, the number of shares of Common Stock available for issuance under the ESPP was automatically increased by 1,114,241 shares effective February 1, 2023, which is equal to 1% of the total number of shares of Common Stock outstanding as of January 31, 2023.